Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Hancock Jaffe Laboratories, Inc. on Form S-1 Amendment No. 2 [File No. 333-220372] of our report dated September 6, 2017, except for Note 16, as to which the date is __________,2017, which includes an explanatory paragraph as the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Hancock Jaffe Laboratories, Inc. as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum llp

New York, NY

___________, 2017

The foregoing consent is in the form that will be signed upon the completion of the reverse stock split, subject to shareholder approval, which will occur upon the effectiveness of the registration statement, as described in Note 16 to the financial statements.

/s/ Marcum LLP

Marcum LLP
New York, New York
December 5 , 2017